Exhibit 4.11.1

STOCK OPTION GRANT AGREEMENT

ARRAS MINERALS CORP. EQUITY INCENTIVE PLAN

This Stock Option Grant Agreement (the “Grant Agreement”), which includes the Notice of Grant (the “Notice of Grant”) and the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, is made and entered into effective on the Grant Date set forth in the Notice of Grant by and between Arras Minerals Corp. (the “Corporation”), and the individual named in the Notice of Grant (the “Participant”), pursuant to the Arras Minerals Corp. Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the capitalized terms used in this Grant Agreement shall have the meanings ascribed to such terms under the Plan.

NOTICE OF GRANT

Participant:
Grant Date:
Number of Options:
Exercise Price:	$ per Share
Vesting Dates:	The Participant shall become vested in the Option in three equal installments over a two (2) year period, with one third of the Options vesting on each of the Grant Date, the first anniversary of the Grant Date, and the second anniversary of the Grant Date
Expiration Date:	Fifth anniversary of the Grant Date

The Participant and the Corporation agree that this award of Options is granted under and governed by the terms and conditions of the Plan and this Grant Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are incorporated into this Grant Agreement.

ARRAS MINERALS CORP. By: Name: Title:	PARTICIPANT: Name:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.            Grant. The Corporation hereby grants the Participant such number of options set forth in the Notice of Grant (the “Options”) to purchase Shares at the exercise price per Share (the “Exercise Price”) set forth in the Notice of Grant, subject to the terms and conditions set forth herein and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan. The Participant agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Grant Agreement, except as otherwise specifically provided in the Plan. The Participant agrees that the Board may amend this Agreement without the Participant’s consent if required by any Stock Exchange.

2.            Vesting and Exercise.

(a)          General. Except as otherwise provided in this Grant Agreement, the Options shall vest and become exercisable in accordance with the vesting schedule set forth in the Notice of Grant, provided that the Participant remains in the Employment of the Corporation or any of its Subsidiaries through the applicable Vesting Date. Subject to Section 8.6 of the Plan, once Vested, Options may be exercised in whole or in part until the earlier of (i) the Expiration Date set forth in the Notice of Grant, and (ii) the end of the applicable exercise period set out below depending on the circumstances of the Participant’s Termination. To the extent not exercised within such period of time, the Option shall be cancelled.

(b)          Death and Disability. Notwithstanding the vesting schedule set forth in the Notice of Grant, in the event of a Participant’s Termination due to death or Disability, (i) the Participant's outstanding Options that have become Vested prior to the Participant’s Termination due to death or Disability shall continue to be exercisable during the twelve (12) month period following the Participant’s date of Termination due to death or Disability Date, and (ii) the Participant’s outstanding Options that are unvested on the Participant’s date of Termination due to death or Disability shall be forfeited.

(c)           Resignation or Termination without Cause. Notwithstanding the vesting schedule set forth in the Notice of Grant, in the event of Participant’s Termination due to resignation (including the voluntary withdrawal of services by the Participant who is not an employee under Applicable Law) or Termination without Cause (including by way of constructive dismissal), (i) the Participant's outstanding Options that have become Vested prior to the Participant’s Termination shall continue to be exercisable during the ninety (90) day period following the Participant’s Termination, and (ii) the Participant’s outstanding Options that are unvested on the Participant’s Termination shall be forfeited.

(d)          Termination for Cause. In the case of the Participant’s Termination for Cause, any and all outstanding Vested and unvested Options granted to the Participant shall be immediately forfeited and cancelled, without any consideration as of the Termination.

(e)          Change In Control. Notwithstanding the vesting schedule set forth in the Notice of Grant, the Options shall be subject to the applicable provisions of the Plan in the event that a Change in Control occurs while the Participant is Employed.

3.            Forfeiture. For greater certainty, the Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested, that have been forfeited, or that are not exercised before the date on which the Options expire, whether related or attributable to any contractual or common law entitlements or otherwise.

4.            Definitions.

For purposes of this Grant Agreement,

(a)          “Disability” means (i) subject to (ii), the Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or, if applicable, a Subsidiary of the Corporation as determined by the Board and, in the case of a Participant who is an employee of the Corporation or a Subsidiary of the Corporation, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Subsidiary’s long-term disability plan, or (ii) where the Participant has a written employment agreement with the Corporation or a Subsidiary of the Corporation, “Disability” as defined in such employment agreement, if applicable.

(b)          “Employment” means (i) the Participant’s rendering of services to the Corporation of a Subsidiary of the Corporation (excluding services exclusively as a Director, and including as a Service Provider), or (ii) the Participant is not actively rendering services to the Corporation or a Subsidiary of the Corporation due to vacation, temporary illness, maternity or parental leave or leave on account of Disability or other authorized leave of absence. The terms “employ” and “employed” shall have their correlative meanings.

(c)           “Termination” means (i) the termination of the Participant’s Employment with the Corporation or a Subsidiary of the Corporation (other than in connection with the Participant’s transfer to Employment with the Corporation or another Subsidiary), which shall occur on the date on which the Participant ceases to render services to the Corporation or Subsidiary, as applicable, whether such termination is lawful or otherwise (including, without limitation, by reason of resignation, death, frustration of contract, termination for cause, termination without cause, or constructive dismissal), without giving effect to any pay in lieu of notice (paid by way of lump sum or salary continuance), severance pay, benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise (except as may be expressly required to satisfy the minimum requirements of applicable employment or labour standards legislation), but, for greater certainty, the Participant’s absence from active work during a period of vacation, temporary illness, maternity or parental leave, leave on account of Disability or any other authorized leave of absence shall not be considered to be a “Termination”, and (ii) in the case of the Participant who does not return to active Employment with the Corporation or a Subsidiary of the Corporation immediately following a period of absence due to vacation, temporary illness, maternity or parental leave, leave on account of Disability or other authorized leave of absence, such cessation shall be deemed to occur on the last day of such period of absence as approved by the Corporation or a Subsidiary of the Corporation; provided, in each case, that, in the case of Options that are deferred compensation subject to Section 409A of the Code and that are issued to a US Taxpayer, the Termination constitutes a “Separation of Service”, within the meaning of Section 409A of the Code, and “Terminated” and “Terminates” shall be construed accordingly.

5.            Method of Exercise.

(a)          A Vested Option may be exercised, in whole or in part, by delivering to the Corporation at its registered office an executed exercise notice in the form set out in Schedule A hereto (the “Option Exercise Notice”) or by such other form or means as the Board may permit or require (including via electronic means). This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised (the “Exercised Shares”) and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise. Upon exercise of the Option by the Participant and prior to the delivery of such Exercised Shares, the Corporation shall have the right to require the Participant to satisfy applicable federal, provincial, state or local income tax withholding requirements and the Participant’s share of other applicable statutory withholdings in a method satisfactory to the Corporation.

(b)          The Participant may satisfy payment of the Exercise Price and/or the applicable statutory withholding for the Options which are the subject of the Option Exercise Notice (i) through the delivery of cash, wire, other method of payment acceptable to the Corporation, (ii) by the Participant delivering to the Corporation a properly executed Option Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Corporation cash or a check payable and acceptable to the Corporation to pay the aggregate Exercise Price and/or statutory withholding amount, provided that in the event the Participant chooses to pay the aggregate Exercise Price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Corporation shall prescribe as a condition of such payment procedure, or (iii) a combination of (i) and (ii) above.

(c)           Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under Canadian securities laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction; assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Shares.

6.            Covenants Agreement. It is a condition of the grant of the Option that the Participant complies with any agreement between the Participant and the Corporation with respect to noncompetition, non-solicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Participant. The Option shall be subject to forfeiture at the election of the Corporation in the event of a breach of such agreement by the Participant.

7.            Taxes. By executing this Grant Agreement, Participant acknowledges and agrees that Participant is solely responsible for the satisfaction of any applicable taxes that may be imposed on Participant that arise as a result of the grant, vesting or exercise of the Option (including without limitation alternative minimum taxes and any taxes arising under Section 409A of the Code), and that neither the Corporation nor the Board shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold Participant harmless from any or all of such taxes.

8.            Non-Transferability of Option. Unless otherwise consented to in advance in writing by the Board in accordance with the Plan, the Option may not be transferred in any manner other than by testamentary disposition by the Participant or the laws of intestate succession. The terms of the Plan and this Grant Agreement shall be binding upon the executors, administrators, heirs, successors and, if applicable, permitted assigns (as defined in Division 4 of National Instrument 45-106 Prospectus Exemptions) of the Participant.

9.            Other Plans. No amounts of income received by the Participant pursuant to this Grant Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation or its subsidiaries, unless otherwise expressly provided in such plan.

10.          No Guarantee of Employment. The Participant acknowledges and agrees that the right to exercise the Option pursuant to the exercise schedule hereof is earned only by continuing Employment (and not through the act of being hired, being granted an option or purchasing Shares hereunder). The Participant further acknowledges and agrees that this Grant Agreement, the transactions contemplated hereunder and the exercise schedule set forth herein do not constitute an express or implied promise of continued Employment for the exercise period or for any other period, and shall not interfere with the Participant’s right or the right of the Corporation or its Subsidiaries to terminate the Participant’s Employment at any time, with or without Just Cause, subject to the terms of any written employment agreement that the Participant may have entered into with the Corporation or any of its Subsidiaries.

11.          Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Corporation and the Participant. In the event of any conflict between this Grant Agreement and the Plan, the Plan shall be controlling.

12.          Governing Law. This grant agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the province of Ontario, without reference to the principles of conflict of laws, and the federal laws of Canada, as applicable.

13.          Opportunity for Review. Participant and the Corporation agree that the Option is granted under and governed by the terms and conditions of the Plan and this Grant Agreement. The Participant has reviewed the Plan and this Grant Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Agreement and fully understands all provisions of the Plan and this Grant Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Plan and this Grant Agreement. The Participant further agrees to notify the Corporation upon any change in the residence address indicated herein.

14.          Electronic Acceptance. The Participant shall be deemed to have accepted and agreed to the terms and conditions of this Grant Agreement by accepting the Grant Agreement by such electronic means as the Corporation may permit.

SCHEDULE “A”

TO
STOCK OPTION GRANT AGREEMENT

ARRAS MINERALS CORP.

NOTICE OF EXERCISE

TO:	Arras Minerals Corp. (the “Corporation”)

DATE:	__________________

RE:	Arras Minerals Corp. Equity Incentive Plan (the "Plan")

I refer to the option (the “Option”) granted to me under the Plan and evidenced by a Grant Agreement dated ______, 20___, under which I was granted, subject to the terms of that Grant Agreement, an option to subscribe for Shares in the capital of the Corporation (the “Shares”).

I hereby subscribe for                   Shares under the Option at $                per Share, payment for which in the aggregate amount of $                accompanies this subscription.

I authorize the Corporation to make any statutorily required withholding arising from the exercise of stock option from any after cash amounts payable to me or to satisfy such withholdings in accordance with Section 6.2 of the Plan or I enclose a cheque in the amount of $____________________ to satisfy such statutorily required withholding.

Will you please cause those Shares to be registered as follows:

 (Insert full name and address of purchaser including postal code.)

and forward the relevant certificate to the registered holder at the address shown above.

Signed,
(Signature)

(Name of Participant)